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BUILDING MATERIALS HOLDING CORPORATION
SUPPLEMENT NO. 4 TO PROSPECTUS
DATED OCTOBER 9, 1997

        This Prospectus Supplement No. 4 relates to an aggregate of 34,364 shares of Common Stock covered by this Prospectus, which were issued recently to Robert Garcia and John Volkman in connection with the acquisition by the Company of a 51% interest in KBI Norcal, LLC. Revenues, net income and net assets of KBI Norcal, LLC and its predecessor are not material to the financial condition and results of operations of the Company.

        Robert Garcia and John Volkman have agreed that, without the consent of the Company, they will not offer more than 25% shares of Common Stock issued to them on any trading day. The 34,364 shares of Common Stock issued to Messrs. Garcia and Volkman represent less than 1% of the Company's outstanding stock. Messrs. Garcia and Volkman have advised the Company that the shares may be offered from time to time as described under "Securities Covered by this Prospectus".

        This Prospectus Supplement is not complete without the Prospectus, and may not be delivered or utilized in connection with the Prospectus. Capitalized terms used in this Supplement have the meanings assigned to such terms in the Prospectus.

The date of this Supplement is July 18, 2002

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BUILDING MATERIALS HOLDING CORPORATION SUPPLEMENT NO. 4 TO PROSPECTUS DATED OCTOBER 9, 1997